Exhibit 99.01

Strayer Education, Inc. Reports Record First Quarter 2009 Revenues and Earnings; and Record Spring Term 2009 Enrollments

-- Strayer First Quarter Revenues Up 28% --

-- Strayer First Quarter Diluted EPS $2.07, Up 26% --

-- Strayer Spring 2009 Total Enrollments Up 22% / New Students Up 26% --

-- Two New Campuses and Second Global Online Operations Center Opened for 2009 Summer Term --

ARLINGTON, Va.--(BUSINESS WIRE)--April 30, 2009--Strayer Education, Inc. (Nasdaq:STRA) today announced financial results for the three months ended March 31, 2009. Financial highlights are as follows:

Three Months Ended March 31

  Revenues for the three months ended March 31, 2009 increased 28% to $124.5 million, compared to $97.1 million for the same period in 2008, due to increased enrollment and a 5% tuition increase which commenced in January 2009.
  Income from operations was $47.6 million compared to $35.6 million for the same period in 2008, an increase of 34%. Operating income margin was 38.2% compared to 36.6% for the same period in 2008.
  Net income was $29.1 million compared to $23.5 million for the same period in 2008, an increase of 24%. Diluted earnings per share was $2.07 compared to $1.64 for the same period in 2008, an increase of 26%. Diluted weighted average shares outstanding decreased to 14,002,000 from 14,340,000 for the same period in 2008.

“We are pleased with our solid financial results for the first quarter and our strong student enrollment for the spring term,” said Robert S. Silberman, Chairman and Chief Executive Officer of Strayer Education, Inc. “We continue to expand our geographic footprint with the successful opening of our first two campuses in Ohio, located in Cincinnati and Columbus.”

Balance Sheet and Cash Flow

At March 31, 2009, the Company had cash, cash equivalents and marketable securities of $84.0 million and no debt. The Company generated $47.1 million from operating activities in the first quarter of 2009, compared to $34.2 million during the same period in 2008. Capital expenditures were $6.6 million for the three months ended March 31, 2009, compared to $5.1 million for the same period in 2008.

During the three months ended March 31, 2009, the Company invested $60.1 million to repurchase 348,085 shares of its common stock at an average price of $172.57 per share as part of a previously announced common stock repurchase authorization. The Company’s remaining authorization for common stock repurchases was $10.1 million at March 31, 2009. During the three months ended March 31, 2009, the Company paid a regular, quarterly common stock dividend of $7.1 million ($0.50 per share).

For the first quarter 2009, bad debt expense as a percentage of revenues was 3.2% compared to 2.5% for the same period in 2008. Days sales outstanding, adjusted to exclude tuition receivable related to future quarters, was 15 days at the end of the first quarter of 2009 compared to 12 days at the end of the first quarter of 2008.

Student Enrollment

Enrollment at Strayer University for the 2009 spring term increased 22% to 46,038 students compared to 37,733 for the same term in 2008. Across the Strayer University campus and online system, new student enrollments increased 26%, while continuing student enrollments increased 21%. Global online students increased 40%. Students taking 100% of their classes online (including campus based students) increased 24%. The total number of students taking at least one class online increased 23%.

Student Enrollment

	Spring	Spring	%
	2008	2009	Change

Campus Based Students:
New Campuses (26 in operation 3 years or less)
Classroom Students	1,459	3,363	131%
Online Students	2,705	4,747	75%
Total New Campus Based Students	4,164	8,110	95%
Mature Campuses (39 in operation more than 3 years)
Classroom Students	13,548	14,511	7%
Online Students	16,622	18,650	12%
Total Mature Campus Based Students	30,170	33,161	10%
Total Campus Based Students	34,334	41,271	20%
Global Online Students	3,399	4,767	40%
Total University Enrollment	37,733	46,038	22%

Total Students Taking 100% of Courses Online	22,726	28,164	24%
Total Students Taking at Least 1 Course Online	27,064	33,208	23%

New Campuses / Second Global Online Operations Center

The Company announced today that Strayer University had successfully opened two new campuses for the summer academic term. Both campuses are in the state of Ohio – one in Cincinnati and the other in Columbus. With these two new campuses, the Company has opened seven of 11 new campuses planned for 2009. The Company also announced today that it had successfully opened its second Global Online Operations Center in Salt Lake City, Utah for the summer academic term.

Stock-based Compensation Activity

On April 28, 2009, the Company awarded a total of 6,790 shares of restricted stock. These shares were awarded to various non-employee members of the Company’s Board of Directors, as part of the Company’s annual director compensation program, as well as to a recently-hired corporate officer. The Company’s stock price closed at $175.82 on the date of this restricted stock grant.

Shares and Options Outstanding

At March 31, 2009, the Company had 14,013,937 common shares issued and outstanding, and 147,084 stock options outstanding with a weighted average exercise price of $105.49 and a remaining weighted average contractual life of 2.7 years.

Common Stock Cash Dividend

The Company announced today that its Board of Directors had declared its regular, quarterly common stock cash dividend of $0.50 per share. This dividend will be paid on June 10, 2009 to shareholders of record as of May 27, 2009.

Business Outlook

Based on the strong enrollment growth announced for the 2009 spring term, the Company estimates second quarter 2009 diluted EPS will be in the range of $1.95 to $1.97.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its first quarter 2009 earnings at 10:00 a.m. (ET) today. To participate on the live call, investors should dial (800) 289-0468 10 minutes prior to the start time. In addition, the call will be available via live Webcast over the Internet. To access the live Webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. An archived replay of the conference call will be available at (888) 203-1112 (pass code 1744172) starting at 1:00 p.m. (ET) today and will be available through Tuesday, May 5, and archived at www.strayereducation.com for 90 days.

Strayer Education, Inc. (Nasdaq:STRA) is an education services holding company that owns Strayer University. Strayer’s mission is to make higher education achievable for working adults. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health care, and public administration to approximately 46,000 working adult students at 67 campuses in 15 states and Washington, D.C., and worldwide via online courses. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on Higher Education.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 (“Reform Act”). The statements are based on the Company’s current expectations and are subject to a number of uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially. The uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks associated with the acquisition of existing educational institutions, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, risks associated with the ability of our students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s annual report on Form 10-K and its other filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the three months
	ended March 31,
	2008	2009

Revenues	$97,074	$124,478
Costs and expenses:
Instruction and educational support	31,642	39,069
Selling and promotion	15,095	19,868
General and administration	14,778	17,930
Income from operations	35,559	47,611
Investment and other income	2,036	491
Income before income taxes	37,595	48,102
Provision for income taxes	14,073	19,049
Net income	$23,522	$29,053
Earnings per share:
Basic	$1.67	$2.09
Diluted	$1.64	$2.07
Weighted average shares outstanding:
Basic	14,104	13,875
Diluted	14,340	14,002
Common dividends per share (paid):
Regular	$0.38	$0.50
Special	$2.00	--

The table below sets forth the amount of stock-based compensation expense recorded in each of the expense line items.

	For the three months
	ended March 31,
	2008	2009
Instruction and educational support	$140	$408
Selling and promotion	245	37
General and administration	2,843	1,923
Total stock-based compensation expense	$3,228	$2,368

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31,	March 31,
	2008	2009
ASSETS
Current assets:
Cash and cash equivalents	$56,379	$32,497
Marketable securities available for sale, at fair value	50,952	51,515
Tuition receivable, net of allowances for doubtful accounts of $4,776 and $5,303 at December 31, 2008 and March 31, 2009, respectively	131,458	134,285
Income taxes receivable	3,534	--
Other current assets	7,175	6,640
Total current assets	249,498	224,937
Property and equipment, net	66,304	69,214
Deferred income taxes	7,799	8,295
Restricted cash	500	500
Other assets	462	437
Total assets	$324,563	$303,383

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,099	$12,761
Accrued expenses	4,567	4,944
Income taxes payable	--	14,888
Unearned tuition	114,872	115,328
Other current liabilities	281	281
Total current liabilities	136,819	148,202
Long-term liabilities	11,663	11,499
Total liabilities	148,482	159,701
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $.01; 20,000,000 shares authorized; 14,089,189 and 14,013,937 shares issued and outstanding at December 31, 2008 and March 31, 2009, respectively	141	140
Additional paid-in capital	17,185	--
Retained earnings	158,834	143,415
Accumulated other comprehensive (loss) income	(79)	127
Total stockholders’ equity	176,081	143,682
Total liabilities and stockholders’ equity	$324,563	$303,383

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the three months ended March 31,
	2008	2009
Cash flows from operating activities:
Net income	$23,522	$29,053
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of gain on sale of assets	(71)	(71)
Amortization of deferred rent	(87)	(93)
Gain on sale of marketable securities	(785)	--
Depreciation and amortization	2,420	3,200
Deferred income taxes	(1,318)	(998)
Stock-based compensation	2,683	2,368
Changes in assets and liabilities:
Tuition receivable, net	(2,815)	(2,827)
Other current assets	(943)	1,017
Other assets	(78)	25
Accounts payable	3,483	(3,864)
Accrued expenses	(683)	377
Income taxes payable/receivable	11,259	19,893
Excess tax benefits from stock-based payment arrangements	(5,033)	(1,471)
Unearned tuition	2,668	456
Net cash provided by operating activities	34,222	47,065
Cash flows from investing activities:
Purchases of property and equipment	(5,128)	(6,584)
Purchases of marketable securities	--	(337)
Proceeds from the sale of marketable securities	76,785	--
Net cash provided by (used in) investing activities	71,657	(6,921)
Cash flows from financing activities:
Regular common dividends paid	(5,339)	(7,120)
Special common dividends paid	(28,854)	--
Proceeds from exercise of stock options	3,378	1,691
Excess tax benefits from stock-based payment arrangements	5,033	1,471
Repurchase of common stock	(56,267)	(60,068)
Net cash used in financing activities	(82,049)	(64,026)
Net increase (decrease) in cash and cash equivalents	23,830	(23,882)
Cash and cash equivalents – beginning of period	95,036	56,379
Cash and cash equivalents – end of period	$118,866	$ 32,497

Non-cash transactions:
Purchases of property and equipment included in accounts payable	$792	$337

CONTACT:
Strayer Education, Inc.
Mark C. Brown, Executive Vice President and
Chief Financial Officer
703-247-2514
or
Sonya Udler, Senior Vice President,
Corporate Communications
703-247-2517
sonya.udler@strayer.edu